Prospectus

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234685

4,500,000 SHares of Common stock

This prospectus relates to the resale, from time to time, of up to 4,500,000 shares of common stock, par value $0.50 per share (the “Common Stock”) of Comstock Resources, Inc., a Nevada corporation (the “Company”) by the selling stockholders named herein (collectively with the respective transferees, pledgees, donees, assignees or successors of such stockholders, the “selling stockholders”). The Common Stock offered under this prospectus was issued to such selling stockholders pursuant to (i) that certain Agreement and Plan of Merger, dated as of November 1, 2019 (the “Merger Agreement”), by and among the Company, Comstock Oil & Gas – Louisiana, LLC, a Nevada limited liability company (“Comstock-Louisiana”), FEC Haynesville, LLC, a Louisiana limited liability company (“FEC”), the selling stockholders, and Franks Exploration Company, LLC, a Louisiana limited liability company (“Franks Exploration”).

The selling stockholders may offer, sell, or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Common Stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the Common Stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Common Stock. For more information, see “Plan of Distribution”.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CRK”. On November 12, 2019, the closing price of our Common Stock was $6.88 per share. As of November 12, 2019, there were 190,017,482 shares of Common Stock issued and outstanding.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE SEE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2019

You should rely only on the information contained in this prospectus or incorporated herein by reference, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. We and the selling stockholders are not offering to sell, or seeking offers to buy, the Common Stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Stock.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

The Company is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana, and North Dakota. The Company’s stock is traded on the NYSE under the ticker symbol “CRK”.

On November 1, 2019, FEC merged with and into Comstock-Louisiana, a wholly-owned subsidiary of the Company, pursuant to the Merger Agreement, with Comstock-Louisiana as the surviving entity of such merger (the “Merger”). Pursuant to the terms of the Merger Agreement, and as consideration for the Merger, at the effective time of the Merger, all of the membership interests of FEC that were outstanding immediately prior to the effective time of the Merger were converted into the right to receive 4,500,000 shares of Common Stock (subject to the terms and conditions of the Merger Agreement).

Corporate Information

Our principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, and our telephone number is (972) 668-8800. Our website is www.comstockresources.com. Information on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus.

The Offering

We are registering for resale by the selling stockholders named herein of up to 4,500,000 shares of Common Stock issued to such selling stockholders in connection with the Merger Agreement.

Resale of Common Stock by Selling Stockholders

Common Stock offered by the selling stockholders	4,500,000 shares of Common Stock.

Common Stock outstanding prior to and after this offering	The number of shares of Common Stock outstanding will not be impacted by sales by the selling stockholders named herein.

Use of proceeds	We will not receive any proceeds from the sale of Common Stock by the selling stockholders named herein.

Trading market and ticker symbol	Our Common Stock is quoted on the NYSE under the symbol “CRK”.

Risk Factors	Investing in the Common Stock involves risks. Before investing in the Common Stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 4.

RISK FACTORS

An investment in the Common Stock involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of the Common Stock could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated herein by reference. These forward-looking statements relate to, among other things, expectations for future financial performance, business strategies and expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the future financial performance of the company;
•	expansion plans and opportunities; and
•

other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “could,” “might,” “predict,” “should,” “would,” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in the Common Stock. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ may include, without limitation:

•	the volatility of prices and supply of, and demand for, oil and natural gas;
•	the timing and success of our drilling activities;
•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;
•	our ability to successfully identify, execute or effectively integrate future acquisitions;
•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;
•	our ability to effectively market our oil and natural gas;
•	the availability of rigs, equipment, supplies and personnel;
•	our ability to discover or acquire additional reserves;
•	our ability to satisfy future capital requirements;
•	changes in regulatory requirements;
•	general economic conditions, status of the financial markets and competitive conditions; and
•	our ability to retain key members of our senior management and key employees.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of Common Stock offered by this prospectus. For information about the selling stockholders, see “Selling Stockholders.”

The selling stockholders will be responsible for any broker or similar commissions and any legal fees or other costs of the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including (i) all registration and filing fees, (ii) printing expenses, messenger, telephone and delivery expenses, (iii) fees and expenses of our counsel, auditors, independent engineers and accountants, and (iv) all expenses related to marketing the sale of the Common Stock.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the Common Stock being offered for resale by this prospectus, which consist of 4,500,000 shares of Common Stock issued to such selling stockholders in connection with the Merger Agreement. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees.

The table below provides information regarding the selling stockholders and the Common Stock that the selling stockholders may offer and sell from time to time under this prospectus. The term “selling stockholders” includes the stockholders listed in the table below and their transferees, pledgees, donees, assignees or other successors-in-interest.

Because each selling stockholder may dispose of all, none or some portion of their Common Stock, no estimate can be given as to the number of shares of Common Stock that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of Common Stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional shares of Common Stock during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our Common Stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.

Name of Selling Stockholders	Shares Beneficially Owned Prior to this Offering		Percentage of Shares Beneficially Owned Prior to this Offering(1)	Shares to be Sold Pursuant to this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Beneficially Owned After this Offering
Alta V. Franks	3,825,000	(2)	2.01%	3,825,000	0	0%
Bobby E. Jelks	470,000	(3)	0.25%	450,000	20,000	0.01%
Faith N. Gilbert	225,000	(2)	0.12%	225,000	0	0%

(1)Based on 190,017,482 shares of our Common Stock outstanding on November 11, 2019.

(2)Issued pursuant to the Merger Agreement.

(3)20,000 shares purchased in the open market prior to the Merger and 450,000 issued pursuant to the Merger Agreement.

Merger Agreement

On November 1, 2019 the Company entered into the Merger Agreement with Comstock-Louisiana, a wholly-owned subsidiary of the Company, FEC, the selling stockholders, and solely for the purposes of Article VII thereof, Franks Exploration, which provided the terms and conditions for the Merger. The Merger between Comstock-Louisiana and FEC occurred on November 1, 2019, with Comstock-Louisiana as the surviving entity. At the time of the Merger, all of the membership interests of FEC that were outstanding immediately prior to the effective time of the Merger were converted into the right to receive 4,500,000 shares of Common Stock (such shares of Common Stock, the “Merger Consideration”).

PLAN OF DISTRIBUTION

We are registering the resale of the shares of Common Stock held by the selling stockholders named herein. The selling stockholders, which as used herein includes their transferees, pledgees, donees, assignees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their Common Stock on the NYSE or any other stock exchange, market or trading facility on which such Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of their shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in underwriting transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of shares of Common Stock at a stipulated price;
•	distribution to employees, members, limited partners or stockholders of selling stockholders;
•	a combination of any such methods of sale;
•	“at the market” or through market makers or into an existing market for the shares; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer their Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell their Common Stock short and deliver shares of Common Stock to close out their short positions, or loan or pledge such Common Stock to broker-dealers that in turn may sell the shares of Common Stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may resell all or a portion of the Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their Common Stock to be made directly or through agents. We will not receive any of the proceeds from the resale of the Common Stock being offered by the selling stockholders named herein.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares of Common Stock for whom they may act as agents. In addition, underwriters may sell the Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the Common Stock by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If the selling stockholders want to sell their Common Stock under this prospectus in the United States, the selling stockholders will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for selling stockholders will be able to advise a selling stock holder in which states the Common Stock are exempt from registration for secondary sales.

Any person who purchases the Common Stock from a selling stockholder offered by this prospectus who then wants to sell such Common Stock will also have to comply with blue sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling stockholder indicates in which state(s) it desires to sell its Common Stock, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of their Common Stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling stockholders (and each selling stockholder’s officers and directors and each person who controls such selling stockholder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to us by such selling stock holder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the Common Stock covered by this prospectus, including with regard to compliance with state securities or blue sky laws. Otherwise, any broker or similar commissions and any legal fees or other costs of the selling stockholders incurred in connection with the sale of the Common Stock offered hereby will be paid by the selling stockholders.

DESCRIPTION OF CAPITAL Stock

The following description of our capital stock is intended as a summary only and therefore is not complete. This description is based upon, and is qualified by reference to, our Second Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and our Certificate of Designations, each as amended from time to time, and by applicable provisions of the common law of the State of Nevada. For the complete terms of the capital stock, please refer to our Second Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, and our Certificate of Designations, which are incorporated by reference into the registration statement, which includes this prospectus.

General

We are a company incorporated under the laws of the State of Nevada and our affairs are governed by our Second Amended and Restated Articles of Incorporation (as amended, our “Articles of Incorporation”), our Amended and Restated Bylaws (as amended, our “Amended and Restated Bylaws”), our Certificate of Designations (the “Certificate of Designations”) and the common law of the State of Nevada. Our authorized capital stock currently consists of 400,000,000 shares of Common Stock, par value $0.50 per share, as well as 5,000,000 shares of Preferred Stock, par value $10.00 per share. As of November 11, 2019, there were (i) approximately 190,017,482 shares of Common Stock issued and outstanding, (ii) 210,000 shares of Series A Preferred Stock issued and outstanding, and (iii) 175,000 shares of Series B Preferred Stock issued and outstanding. The following description summarizes certain terms of our shares as set out more particularly in our Articles of Incorporation, our Amended and Restated Bylaws, and our Certificate of Designations. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of Preferred Stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have no right to cumulate votes in the election of directors, thus, the holders of a majority of the shares of Common Stock can elect all of the members of the board of directors standing for election. All outstanding shares of Common Stock are fully paid and non-assessable. Any additional Common Stock we offer and issue under this prospectus, and any related prospectus supplement, will also be fully paid and non-assessable.

Dividends may be paid to the holders of Common Stock when, as, and if declared by the board of directors out of funds legally available for their payment, subject to the rights of the holders of Preferred Stock, if any. On February 13, 2015, we announced that the dividend was being suspended until oil and natural gas prices improve. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant.

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share equally, in proportion to the number of shares of Common Stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding Preferred Stock, if any, have received their liquidation preferences in full. Holders of Common Stock are not entitled to preemptive purchase rights in future offerings of our Common Stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to Nevada law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Exchange Act and our Common Stock is so registered.

Preferred Stock

Holders of Preferred Stock shall be entitled to receive dividends in an amount equal to a dividend rate of 10% per annum on the Liquidation Value (as defined in the Certificate of Designations). Dividends will be paid in arrears on March 31, June 30, September 30 and December 31 of each year.

In the event that:

•	the Company does not pay a dividend in full on the applicable dividend date,
•	the Common Stock ceases to be listed or quoted on any national securities exchange, or
•

the Company fails to cause a shelf registration statement with respect to the registrable securities to be declared effective 30 days prior to the first anniversary of the initial issue date of the Preferred Stock, the Dividend Rate will be increased by up to 6% per annum, in accordance with the terms of the Certificate of Designations.

Dividends will be paid in cash if the Company has funds legally available for payment and the Board declares a cash dividend payable. Unless all accrued dividends are paid, the Company may not declare dividends on shares of the Company’s capital stock ranking junior to the Preferred Stock, subject to customary exceptions.

Liquidation Preference

In the event of any liquidation, winding up or dissolution of the Company, each holder of Preferred Stock will be entitled to receive out of the Company’s assets legally available for distribution to its stockholders, in accordance with the ranking of the Preferred Stock discussed below, an amount in cash per share of Preferred Stock equal to the greater of (i) the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share of Preferred Stock, and (ii) solely in the event that a liquidation, winding up or dissolution of the Company occurs following the 12-month anniversary of the initial issue date of the Preferred Stock, the market value of the number of shares of Common Stock into which a share of Preferred Stock is convertible determined as of the trading day immediately prior to such liquidation, winding up or dissolution.

Ranking

The Preferred Stock ranks senior to the Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Preferred Stock as to the payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company. Between the Series A Preferred Stock and Series B Preferred Stock, Series A Preferred Stock ranks senior to the Series B Preferred Stock.

Voting Rights

Holders of Preferred Stock have limited voting rights under Nevada law, the Articles of Incorporation and the terms of the Certificate of Designations. Under the terms of the Certificate of Designations, in addition to certain other actions, the Company may not, without the affirmative vote of at least a majority of the holders of the Series A Preferred Stock voting as a single class and the Series B Preferred Stock voting as a single class: (i) pay any dividends in respect of junior stock, subject to customary exceptions; (ii) issue any capital stock ranking senior or pari passu to the Preferred Stock; (iii) delist the Common Stock from a national securities exchange or enter into certain merger or acquisition transactions; however, the Preferred Stock will not have a right to vote on any material sale of assets, merger, consolidation or Change of Control transaction (discussed below) if the Company agrees to redeem the Preferred Stock in full for cash in the amount determined pursuant to the terms of the Certificate of Designations; (iv) amend the terms of the Articles of Incorporation or the Certificate of Designations in whole or in part, by merger, consolidation or otherwise, so as to adversely affect the rights, preferences, privileges or powers of the shares of Preferred Stock; (v) voluntarily authorize, declare or initiate any bankruptcy, liquidation or dissolution proceedings, may not issue any equity securities of its subsidiaries other than to another subsidiary or in connection with the contribution of any assets or cash in excess of $10.0 million to any person that is not wholly-owned by the Company; or (vi) enter into any agreement that expressly prohibits the Company from declaring and paying dividends to the holders of the Preferred Stock.

Holder Conversion

The Conversion Price of the Preferred Stock is $4.00 per share of Common Stock, subject to adjustment pursuant to customary anti-dilution provisions as contained in the Certificate of Designations. At any time after July 16, 2020, each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the then prevailing Conversion Rate. Holders may receive cash in lieu of fractional shares.

Special Rights Upon a Change of Control

In connection with any Change of Control, defined in the Certificate of Designations but generally meaning (i) the consummation of any transaction the result of which is that any person, other than any Permitted Holder (as defined in the Certificate of Designations), becomes the beneficial owner of more than 50% of the voting stock of the Company, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company, or (iii) the adoption of a plan relating to the liquidation or dissolution of the Company, holders of Preferred Stock may convert all but not less than all shares of Preferred Stock into Common Stock at the then prevailing Conversion Rate (as defined in the Certificate of Designations). Alternatively, holders may elect to require the Company to purchase all but not less than all of its shares of Preferred Stock for cash at a purchase price per share equal to the Change of Control Cash Price (as defined in the Certificate of Designations). The Company will only be required to pay the Change of Control Cash Price to the extent permitted by the Company’s current indentures.

In addition, each holder may convert any or all shares of Preferred Stock into shares of Common Stock at the Conversion Rate in connection with the consummation of a Change of Control or Take-Private Transaction (as defined in the Certificate of Designations) in which all of such Holder’s shares are not redeemed in full for the Change of Control Cash Price or the Take-Private Cash Price, equal to the Change of Control Cash Price except that the price paid per share of Common Stock in the applicable Take-Private Transaction shall be substituted for the closing sale price of the Common Stock on the trading day immediately prior to a Change of Control transaction in calculating the cash price per share.

Company Optional Redemption

At any time, but subject to the right of the holders to convert their shares of Preferred Stock into Common Stock subsequent to July 16, 2020, the Company may elect to cause any and all shares of Preferred Stock to be redeemed for cash at a redemption price equal to the Liquidation Value per share of Preferred Stock plus an amount equal to all accrued dividends on such share. In no event may Series B Preferred Stock be redeemed to the extent any shares of Series A Preferred Stock remain outstanding. Customary notice and redemption procedure provisions apply. The Company may assign the right to exercise its redemption right to a third party, and such third party will be entitled to exercise such right on the same terms as the Company provided that such party will be required to convert any acquired shares of Series A Preferred Stock immediately following the acquisition of such shares.

Anti-Takeover Provisions

Our Articles of Incorporation, our Amended and Restated Bylaws, and Nevada common law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (“N.R.S.”), which apply to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for two years, unless certain conditions are met. A “combination” includes:

•

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

o	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;
o	having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or
o	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or
•

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

•

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

•	if any of the following actions occurs:
o

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

o	recapitalization of the corporation;
o	merger or consolidation of the corporation with any subsidiary;
o	or any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

•

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

•	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or
•

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least sixty percent (60%) of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of Common Stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds that constitute a controlling interest:

•	at least one-fifth but less than one-third;
•	at least one-third but less than a majority; and

•	a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our Articles of Incorporation and Amended and Restated Bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the N.R.S.

Our Transfer Agent

American Stock Transfer & Trust Company, LLC is transfer agent and registrar for our Common Stock.

Listing of Common Stock

Our Common Stock trades on the NYSE under the symbol “CRK”.

LEGAL MATTERS

Certain legal matters in connection with the offering described in this prospectus will be passed upon for us by Woodburn and Wedge, with respect to matters of Nevada law. Any underwriters will be advised about legal matters by their own counsel, who will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Covey Park Energy LLC and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information included in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates, Inc. as of December 31, 2018, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and the Common Stock you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website at www.comstockresources.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below (excluding, in each case, any information therein deemed furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019;
•	our Quarterly Report on Form 10-Q for the three months ended September 30, 2019, filed with the SEC on November 12, 2019;
•	our Proxy Statement on Schedule 14A filed with the SEC on April 11, 2019;
•	our Current Reports on Form 8-K filed with the SEC on June 3, 2019; June 10, 2019; July 18, 2019; August 7, 2019, and November 13, 2019; and

•

the description of our Common Stock contained in our registration statement on Form 8-A (Registration Statement No. 001-03262) filed with the SEC on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Comstock Resources, Inc.

Attention: Roland O. Burns, President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.comstockresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.